Exhibit 99.2

American BriVision Issues Shareholder Letter Outlining Achievements of 2020 and Outlook for 2021

FREMONT, CA (January 6, 2021) – American BriVision (Holding) Corporation (OTCQB: ABVC), a clinical stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, central nervous system (CNS), and ophthalmology, yesterday issued a letter to its more than 700 shareholders describing the company’s achievements in 2020 and goals for 2021. The letter from Dr. Howard Doong, CEO of ABVC, is reprinted below in its entirety.

Dear Shareholder:

Now that 2020 has ended, we believe it will be informative to you, our shareholders, to hear about our goals for 2021. But first, we note that 2020 was an exceptional year for the company, particularly with respect to our medical device, Vitargus®, and our medicine ABV-1505, which is designed to alleviate attention-deficit hyperactivity disorder (ADHD).

2020 - A Year of Accomplishment

Vitargus®

Vitargus® is the world’s first bio-degradable vitreous substitute utilized during vitrectomy surgery. Vitargus® offers important advantages over current vitreous substitutes by minimizing medical complications and reducing the need for additional surgeries. In October of 2020, we sent a full clinical study report (CSR) of Vitargus® First-in-Human Phase I Clinical Trial to the United States Food and Drug Administration. The participants in the study showed significant improvement in visual acuity immediately following retina re-attachment surgery. Additionally, since Vitargus® is a stable semisolid gel adhering to the retina during surgery, patients do not need to remain face-down after surgery, which provides a significant improvement to patients’ post-surgical comfort. Vitargus® addresses a large and growing market according to Grand View Research, with worldwide vitrectomy cases expected to increase from 1.26 million in 2012 to 4 million by 2030 (6.8% CAGR), reaching a $2 billion market value.

ABV-1505 - ADHD

Equally as exciting, a successful Phase II, Part 1 Clinical Trial of ABV 1505 was completed at the University of California, San Francisco (UCSF) Medical Center and a clinical study report (CSR) was issued this past November. ABV-1505 targets adult attention deficit disorder and has the same active pharmaceutical ingredient, PDC-1421, used in ABV-1504, one of our drugs that successfully completed a Phase II clinical study conducted at Stanford University to treat major depression disorder (MDD) in 2019.

In July of 2020, we filed for a patent for certain aspects of ABV-1504 in the United States under the Patent Cooperation Treaty (PCT); this treaty has legal effect in other countries. We believe that the patent, when granted, will greatly enhance our existing portfolio of PDC-1421 related patents and strengthen our global IP position. PDC-1421, the active ingredient in ABV-1504 and ABV-1505, is an extract of Polygala tenuifolia, a plant grown primarily in China.

ABV-2002 – Corneal Storage Solution

On November 4, 2020, we executed an amendment to our development collaboration agreement with BioFirst, an affiliate, to add a Corneal Storage Solution and an Intraocular Irrigation Solution to the agreement. The Corneal Storage Solution is utilized during a corneal transplant procedure to replace a damaged or diseased cornea. The Intraocular Irrigation Solution has broader utilization and is used during a variety of ocular procedures.

Initially, ABVC will focus on the Corneal Storage Solution, designated ABV-2002 under ABVC’s product identification system. A donor cornea is stored in the ABV-2002 solution prior to penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Early testing indicates that ABV-2002 may be more effective at protecting the cornea during long-term storage than other storage media currently available and can be manufactured at lower cost.

Financial

Finally, 2020 was a year that set the stage for a potential listing on NASDAQ, an elusive goal we have been pursuing for over a year. To reach this goal and fund our clinical trials, we improved our balance sheet during the year by raising more than $8.0 million of fresh equity and converting more than $4.0 million of debt to equity. We are pleased that both new and previous investors stepped up to assure that we have the resources to continue the execution of our business plan.

In addition, on December 28, 2020 an S-1 registration statement to register more than 4 million shares already owned by our shareholders was declared effective by the US Securities & Exchange Commission. This will increase the number of shares in our outstanding share float which we believe will result in an increase in the liquidity of our stock trading.

2021 – The Year Ahead

During the first quarter of 2021, we anticipate receiving approval from the Australia Therapeutic Goods Administration (TGA) to proceed with the pivotal clinical trial for Vitargus®. Since one or more of the potential pharmaceutical partners for the distribution of this medical device will be funding the pivotal trial, receipt of this approval will be a key milestone leading to a distribution and manufacturing agreement. Any such agreement will bring the first significant revenue generated from our pipeline of drugs and medical devices.

Also, during the first half of 2021, we hope to execute a licensing agreement with a Chinese pharmaceutical company for China distribution of our Corneal Storage Solution, ABV-2002. This agreement, if finalized, will require the Chinese partner to (a) obtain China FDA approval for marketing in China, at their expense and (b) pay milestone payments to ABVC beginning in the first or second quarter of 2021. Further, we intend to submit a Premarket Notification 510(K) submission to the United States and Taiwan FDAs before the end of 2021 to demonstrate that ABV-2002 is at least as safe and effective as current products on the market.

ABV-1504, 1505 and 1601

In the first quarter of 2021, we will initiate an ABV-1601 Phase II Part 1 clinical trial for the treatment of major depression disorder in cancer patients at Cedars-Sinai Medical Center in Los Angeles, California. The clinical study report (CSR) should be finalized at the year end. In the second quarter of 2021, we plan to initiate a Phase II, Part 2 clinical trial of ABV-1505 for ADHD. The CSRs of ABV-1504 Phase II for MDD, ABV-1601 Phase II for MDD for cancer patients and ABV-1505 Phase II for ADHD will enable us to have further discussions with major pharmaceutical companies about funding Phase III clinical trials and distribution. We believe that ABV-1504, ABV-1505 and ABV-1601 have the potential to be significant new entries in the market to alleviate depression and attention deficit hyperactivity disorders since they both offer alternative treatments with more promising outcomes and fewer serious adverse side effects than the current standard of care. Traditional antidepressants, such as SSRI’s, MAO inhibitors and TCA’s have been used in the treatment of depression over the last few decades, although none are ubiquitous in efficacy, and each have their own share of adverse side effects. SSRI’s for example can result in anxiety, sleep disruption and weight gain alongside gastrointestinal events. Our active ingredient PDC-1421, in comparison, has less adverse side effects.

Based upon our discussions with potential partners for the manufacture and distribution of ABV-1504, ABV-1505 and ABV-1601, we believe it is important to demonstrate a secure and consistent source of the plant material, Polygala tenuifolia, from which the active ingredient for these medicines is derived. As a result, much of our focus in 2021 will be directed toward establishing a supply chain for this plant material (and other medicinal plants) from both China and a western country, such as Canada.

ABV-1703

In the second half of 2021, we will start an ABV-1703 Phase II Part 1 clinical trial of Maitake BLEX404 oral liquid drug for the treatment of metastatic pancreatic cancer and biliary tract cancer at Cedars-Sinai Medical Center in Los Angeles, California. If Part 1 is successful, the second part of Phase II will be conducted as a multi-nation, multi-site study including at least one major medical center in Taiwan.

BioKey

In 2019, we completed our acquisition of BioKey, Inc., located in Fremont, California. BioKey is a valuable addition to ABVC that provides Contract Development & Manufacturing Organization services to discovery biotechnology companies engaged in clinical trials of various drugs. Its GMP manufacturing facility can produce short runs of capsules, tablets or solutions needed for clinical trials. In 2020, BioKey suffered revenue losses of approximately $500,000, so our main goal for 2021 is to bring the business to profitability. To reach that goal, we appointed Dr. Richard King as BioKey’s CEO to lead the turnaround of this subsidiary; he will continue to engage in his role as the Chief Science Officer of ABVC.

2021 will be a busy year for the company with one of our main goals being to strengthen our management team to better support clinical trials ongoing throughout the year and add new medicines to our pipeline. Further, we are considering additional financing later in the year to accelerate our growth and will need to expand our financial and administrative teams to help manage that growth.

When Dr. Jiang founded ABVC, his vision was to create a company that would serve as a conduit to introduce Asia-Pacific medicines to the rest of the world. That vision is starting to become a reality now that the West is beginning to accept botanical medicines from the Asia-Pacific region as a means of addressing stubborn illnesses. We believe the company’s plant derived medicines can bring greater safety and improved efficacy than the drugs currently available to western patients. For all of this, he and I would like to thank our shareholders for your confidence, patience and support.

January 5, 2021

Howard Doong, M.D., Ph. D.

Chief Executive Officer

American BriVision (Holding) Corporation

Forward-Looking Statements

Clinical trials are in early stages, and there is no guarantee that any specific outcome will be achieved. This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Andy An – Chief Financial Officer

765-610-8826

andyan@ambrivis.com

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